SUB-DISTRIBUTION AGREEMENT

THIS SUB-DISTRIBUTION AGREEMENT (the “Agreement”) dated as of February 25, 2016 (the “Effective Date”) is by and between Foreside Fund Services, LLC (“Sub-Distributor”), with its principal office and place of business at Three Canal Plaza, Suite 100, Portland, ME 04101 and Breakwater Group, LLC (“Distributor”), with its principal office and place of business at 350 Madison Avenue, New York, NY 10017 (collectively, the “Parties”).

WHEREAS, pursuant to a distribution agreement by and between Distributor and ACAP Strategic Fund (the “Fund”) dated as of May 18, 2015 and approved by the Fund’s Board of Trustees (the “Distribution Agreement”), Distributor serves as a Fund distributor and principal underwriter for the Fund;

WHEREAS, Distributor may utilize agents pursuant to the Distribution Agreement to carry out some or all of Distributor’s responsibilities under the Distribution Agreement;

WHEREAS, Sub-Distributor may, at the request of the Distributor, enter into dealer and/or selling agreements (“Dealer Agreements”) with entities including, but not limited to, broker-dealers and investment advisers that make investments in the Fund on behalf of their customers (“Financial Intermediaries”);

WHEREAS, Sub-Distributor is duly registered as a broker-dealer under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and is a member in good standing with the Financial Industry Regulatory Authority, Inc. (“FINRA”);

WHEREAS, Sub-Distributor is authorized and appropriately licensed to conduct activities hereunder; and

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. APPOINTMENT

Distributor hereby appoints Sub-Distributor to enter into certain Dealer Agreements, at the request of the Distributor, with Financial Intermediaries with respect to the offer and sale of shares of the Fund and Sub-Distributor hereby accepts such appointment and, in connection with such appointment, agrees to provide such services on the terms and conditions set forth in this Agreement, subject to Applicable Laws (as defined below).

2. SUB-DISTRIBUTOR SERVICES AND DUTIES

(i)	Sub-Distributor may, at the request of the Distributor, enter into new Dealer Agreements with Financial Intermediaries on behalf of the Fund. Sub-Distributor shall use the form of Dealer Agreement approved by the Fund or the Distributor. Sub-Distributor may also enter into a form of agreement provided by a Financial Intermediary, provided the Fund or counsel to the Fund reviews and approves the final form of such agreement. (Any such agreements entered into by the Sub-Distributor, including Dealer Agreements, shall be herein referred to as “Third Party Sales Agreements.”)

(ii)	Sub-Distributor shall promptly notify Distributor of any oral or written complaint received by, or notice of any regulatory investigation or proceeding brought against, Sub-Distributor in connection with any activities undertaken, or similar to those undertaken, in connection with this Agreement.

(iii)	Sub-Distributor will act as a sub-agent of the Distributor who has authority to act as agent on behalf of the Fund for the distribution of the Shares.

(iv)	As sub-agent of the Fund, Sub-Distributor agrees to make or arrange for certain distribution and shareholder servicing fee payments to Financial Intermediaries, in each case as and to the extent permissible under Applicable Law and only after, for as long as, and to the extent that, Sub-Distributor receives from the Fund, SilverBay Capital Management LLC (the “Adviser”) or Distributor an amount equivalent to the amount payable to the Financial Intermediary. With respect to such payments, the Sub-Distributor will cause the Third Party Sales Agreement to provide in substance that the Sub-Distributor will have only the obligation to make payments to a Financial Intermediary after, for as long as, and to the extent that, the Sub-Distributor receives from the Fund, the Adviser or Distributor an amount equivalent to the amount payable to the Financial Intermediary.

The Distributor agrees that all compensation payable by the Fund or its affiliates in connection with the distribution of Shares of the Fund will be compliant with Rule 2830 of the FINRA Conduct Rules. The Distributor will give Sub-Distributor at least thirty (30) days prior written notice should it become aware that any of the compensation due to any Financial Intermediary is at risk of non-payment due to the application of Rule 2830. As used herein, “compensation” means all items of value and amounts, both cash and non-cash, as set forth in NASD Rule 2830 (or any successor rule) of the FINRA Conduct Rules.

(v)	All activities of the Sub-Distributor shall materially comply with all Applicable Laws, including, without limitation, the Investment Company Act of 1940, all applicable rules and regulations promulgated by the Securities and Exchange Commission (the “Commission”) thereunder, and all applicable rules and regulations adopted by any securities association registered under the Securities Exchange Act of 1934.

(vi)	Whenever in their judgment such action is warranted by unusual market, economic or political conditions or by abnormal circumstances of any kind or is allowed under the Fund’s Prospectus, the Fund’s officers may upon reasonable notice instruct the Sub-Distributor, via the Distributor, to instruct any Financial Intermediaries with which it has entered into Third Party Sales Agreements to decline to accept any orders or tenders for the Shares until such time as those officers deem it advisable to accept such orders or tenders.

3. DISTRIBUTOR OBLIGATIONS

Distributor and Sub-Distributor agree that any obligations of the Sub-Distributor in the Dealer Agreements and/or Third Party Sales Agreements that are more appropriately allocated to affiliates of the Distributor or agents of the Fund, including the Fund’s Adviser, transfer agent or administrator, may be performed by such parties and not be performed by the Sub-Distributor.

4. DUTIES OF THE PARTIES; DELIVERY OF DOCUMENTS

(i)	The Parties hereto shall perform all duties set forth herein in compliance with all applicable laws (including state and federal securities laws) as well as the laws, rules, and/or regulations of the securities exchanges and all other governmental, regulatory and self-regulatory authorities and organizations having jurisdiction over them (collectively, “Applicable Laws”).

(ii)	In the event there is a change in the law, rules or regulations related to or affecting the services provided under this Agreement, Sub-Distributor shall begin complying with the requirements thereof as soon as such change is effective or enforceable. If such requirements are materially different or more burdensome than the current requirements, the Parties shall agree to mutually acceptable policies and procedures for such requirements.

5. TERMS AND TERMINATION

(i)	This Agreement shall become effective on the Effective Date and shall continue in effect until terminated as provided for herein.

(ii)	This Agreement shall automatically terminate upon termination of the Distribution Agreement, and Distributor agrees to notify Sub-Distributor immediately upon termination of said Distribution Agreement.

(iii)	Either Party may terminate this Agreement upon ninety (90) business days’ written notice to the other Party. Upon effectiveness of termination, Sub-Distributor shall immediately cease to perform any services hereunder and shall not be authorized to act on Distributor’s behalf in any way, unless directed otherwise by Distributor.

(iv)	Each Party agrees that it shall not disparage the other, either verbally or in writing, during the term of this Agreement or after termination thereof. In addition, it is agreed that neither party shall use the trade name, any derivation of a trade name, logo or similar information of the other party with such other party’s written consent.

(v)	Notwithstanding the termination of this Agreement, the provisions of Sections 5(iv) and (v), 7 and 11 shall survive such termination.

6. COMPENSATION AND EXPENSES

In consideration of the services provided by Sub-Distributor pursuant to this Agreement, Distributor shall pay Sub-Distributor the fees set forth in Exhibit A hereto and incorporated herein by reference. Distributor also agrees to reimburse Sub-Distributor for the expenses set forth in Exhibit A hereto.

7. CONFIDENTIALITY

(i)	Each Party (for purposes of this Section 7, a “Receiving Party”) agrees to keep confidential all information disclosed by the other Party (for purposes of this Section 7, a “Disclosing Party”), including, without limitation, all forms and types of financial, business, marketing, operations, technical and economic information of the Disclosing Party, whether tangible or intangible (collectively, “Confidential Information”).

(ii)	Notwithstanding any provision of this Agreement to the contrary, the Parties agree that the following information shall not be deemed Confidential Information:

	a.	information that was known to the Receiving Party before receipt thereof from or on behalf of the Disclosing Party;

	b.	information that is disclosed to the Receiving Party by a third person who has a right to make such disclosure without any obligation of confidentiality to the Party seeking to enforce its rights under this Section 7;

	c.	information that is or becomes generally known in the trade without violation of this Agreement by the Receiving Party; or

	d.	information that is independently developed by the Receiving Party or its employees or affiliates without reference to the Disclosing Party’s information.

(iii)	Notwithstanding any provision of this Agreement to the contrary, the Parties may:

	a.	provide information to each Party’s counsel and to persons engaged by either Party to provide services as described herein;

	b.	provide information consistent with standard practice with respect to similar services in the mutual fund industry; and

	c.	provide information as approved by an authorized person of the other Party, provided that such approval shall not be unreasonably withheld or delayed.

8. REPRESENTATIONS AND WARRANTIES BY SUB-DISTRIBUTOR

Sub-Distributor covenants, represents and warrants as follows:

(i)	Sub-Distributor is a duly organized, validly existing limited liability company in good standing under the laws of Delaware, with full power and authority to execute, deliver and perform its obligations under this Agreement; and is duly registered or licensed as a broker dealer under the 1934 Act. Sub-Distributor will not perform any obligations hereunder in any jurisdiction in which it is not registered or licensed as a broker-dealer

(ii)	Subject to subsection (i) of this Section 8, Sub-Distributor has all necessary governmental and regulatory registrations, qualifications, approvals and licenses as may be required to perform its and their obligations under this Agreement.

(iii)	The performance of the obligations under this Agreement by Sub-Distributor will not conflict with, violate the terms of, or constitute a default under

	a.	Sub-Distributor’s organizational documents;

	b.	any agreements to which Sub-Distributor is a party with respect to the distribution of the Fund’s shares;

	c.	any other agreement or instrument to which Sub-Distributor is a party or by which Sub-Distributor is bound or to which any of the property or assets of Sub-Distributor is subject; or

	d.	any order, rule, law, regulation or other legal requirement applicable to Sub-Distributor or to the property or assets of Sub-Distributor.

(iv)	There is neither pending nor threatened any investigation, action, suit, or proceeding relating to or that may adversely affect Sub-Distributor or any principal of Sub-Distributor in a material way, or their ability to provide services hereunder, before or by any court or other governmental, regulatory, or self-regulatory authority or other body to which it or any such principal is a party, or to which any asset of Sub-Distributor is subject. Neither Sub-Distributor nor any principal thereof has received any notice of an investigation relating to matters described in the preceding sentence that may adversely affect Sub-Distributor’s business in a material way or its or their ability to provide services hereunder.

(v)	Sub-Distributor will notify Distributor immediately in the event it receives notice or becomes aware of any information that it may have violated any applicable federal or state law, rule or regulation arising out of its activities under this Agreement, or which may otherwise affect in any material way its ability to act in accordance with the terms of this Agreement.

(vi)	Sub-Distributor will comply in all material respects with all of the terms and provisions of, and will notify Distributor immediately of any breach by it of, this Agreement.

(vii)	All activities of Sub-Distributor and its partners, agents, employees and associated persons shall comply with all applicable laws, rules and regulations, including, without limitation, the 1940 Act, all applicable rules and regulations promulgated by the Commission thereunder, and all applicable rules and regulations adopted by any securities association registered under the Securities Exchange Act of 1934.

(viii)	Sub-Distributor has appropriate procedures in place reasonably designed to protect the privacy of non-public personal consumer/customer financial information to the extent required by applicable law, rule and regulation.

9. REPRESENTATIONS AND WARRANTIES BY DISTRIBUTOR

Distributor represents and warrants as follows:

(i)	Distributor is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, with full power and authority to execute, deliver and perform its obligations under this Agreement; and is duly registered or licensed as a broker dealer under all applicable laws, except where the failure to be licensed or registered will not have a material adverse effect on its ability to conduct its business.

(ii)	The performance of the obligations under this Agreement by Distributor will not conflict with, violate the terms of, or constitute a default under

	a.	Distributor’s organizational documents;

	b.	any agreements to which Distributor is a party with respect to the distribution of the Fund’s shares;

	c.	any other agreement or instrument to which Distributor is a party or by which Distributor is bound or to which any of the property or assets of Distributor is subject; or

	d.	any order, rule, law, regulation or other legal requirement applicable to Distributor or to the property or assets of Distributor.

(iii)	There is neither pending nor threatened any investigation, action, suit, or proceeding relating to or that may adversely affect Distributor or any principal thereof in a material way before or by any court or other governmental, regulatory, or self-regulatory authority or other body to which Distributor or any principal thereof is a party, or to which any asset of Distributor is subject. Neither Distributor nor any principal thereof has received any notice of an investigation relating to matters described in the preceding sentence that may adversely affect Distributor in a material way.

(iv)	Distributor will notify Sub-Distributor immediately in the event it receives notice or becomes aware of any information that it may have violated any applicable federal or state law, rule or regulation arising out of its activities under this Agreement, or which may otherwise affect in any material way its ability to act in accordance with the terms of this Agreement.

(v)	Distributor will comply in all material respects with all of the terms and provisions of, and will notify Sub-Distributor immediately of any breach by it of, this Agreement.

(vi)	All activities of Distributor and its partners, agents, employees and associated persons shall comply with all applicable laws, rules and regulations, including, without limitation, the 1940 Act, all applicable rules and regulations promulgated by the Commission thereunder, and all applicable rules and regulations adopted by any securities association registered under the Securities Exchange Act of 1934.

(vii)	Distributor has appropriate procedures in place reasonably designed to protect the privacy of non-public personal consumer/customer financial information to the extent required by applicable law, rule and regulation.

(viii)	The Shares are validly authorized and, when issued in accordance with the description in the Prospectus, will be fully paid and nonassessable.

(ix)	The Fund’s Registration Statement and Prospectus have been prepared in conformity with the requirements of the 1933 Act and the 1940 Act and the rules and regulations thereunder.

(x)	The Fund’s Registration Statement and Prospectus and any advertising materials and sales literature do not and shall not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that all statements or information furnished to the Distributor pursuant to this Agreement shall be true and correct in all material respects; and

(xi)	The Distributor owns, possesses, licenses or has other rights to use all patents, patent applications, trademarks and service marks, trademark and service mark registrations, trade names, copyrights, licenses, inventions, trade secrets, technology, know-how and other intellectual property (collectively, “Intellectual Property”) necessary for or used in the conduct of the Distributor’s business and for the offer, issuance, distribution and sale of the Fund Shares in accordance with the terms of the Prospectus and this Agreement, and such Intellectual Property does not and will not breach or infringe the terms of any Intellectual Property owned, held or licensed by any third party.

10. SEVERABILITY AND ENFORCEABILITY

If any agreement, covenant, warranty or other provision of this Agreement is invalid, illegal or incapable of being enforced by reason of any rule of law or public policy, all other agreements, covenants, warranties, and other provisions of this Agreement shall, nevertheless, remain in full force and effect.

11. INDEMNIFICATION

(i)	Sub-Distributor agrees to indemnify Distributor and hold Distributor harmless from and against any claims, liabilities, costs and expenses (including reasonable attorneys’ fees) (collectively “Losses”) resulting from (i) any breach of Sub-Distributor’s duties and obligations under this Agreement; (ii) any breach by Sub-Distributor of its representations and warranties; or (iii) any breach of a Dealer Agreement or Third Party Sales Agreement caused directly or indirectly by Sub-Distributor’s or any of its affiliates’ actions or failure to take appropriate actions; provided that, in each case, Sub-Distributor shall not be required to indemnify Distributor for any Losses which result from Distributor’s willful misfeasance, bad faith, or gross negligence in the performance of its duties under this Agreement or by reason of its reckless disregard of its obligations under this Agreement.

Distributor agrees to indemnify Sub-Distributor and hold Sub-Distributor harmless from and against Losses resulting from (i) any breach of Distributor’s duties and obligations under this Agreement; (ii) any breach by Distributor of its representations and warranties, (iii) any breach of a Dealer Agreement or Third Party Sales Agreement caused directly or indirectly by Distributor’s actions or failure to take appropriate actions; or (iv) any representation made by the Sub-Distributor in a Dealer Agreement on behalf of, or in connection with the obligations of, the Fund, the Fund’s investment adviser or the Distributor; provided that Distributor, in each case, shall not be required to indemnify Sub-Distributor for any Losses which result from Sub-Distributor’s willful misfeasance, bad faith, or gross negligence in the performance of its duties under this Agreement or by reason of its reckless disregard of its obligations under this Agreement.

(ii)	If any legal proceeding is instituted or any claim is asserted by any third party with respect of which an Indemnitee may seek indemnification from the indemnitor, the indemnitee shall (after receipt by it of notice of the commencement of any such legal proceeding or of any such claim) promptly cause written notice of such legal proceeding or claim to be made to the indemnitor; provided that failure to notify the indemnitor shall not relieve the indemnitor from any liability which the indemnitor may have on account of its indemnity under this Agreement or otherwise, except to the extent the indemnitor shall have been materially prejudiced by such failure. The indemnitor may, at its option, settle or defend such proceeding, action or claim at its expense provided that any such settlement shall contain a full and final release of indemnitee without an admission of fault or wrongdoing on the part of indemnitee. The indemnitor shall select counsel of its choice, which shall be approved by the indemnitee such approval not to be unreasonably withheld. The indemnitee shall have the right, at its option and at the expense of the indemnitor, to separate counsel in such Loss and to participate in the defense thereof, but if the indemnitor has exercised its option to defend such proceeding action or claim and is providing adequate representation and defense and there is no conflict of interest or additional or inconsistent defense available to the indemnitee then the fees and expenses of separate counsel shall be at the expense of the indemnitee. An indemnitee shall not be liable for the settlement of any proceeding, action or claim affected without its participation and consent, which consent shall not be unreasonably withheld.

(iii)	A Party to this Agreement shall not be liable to the other Party(s) for consequential, special or indirect damages under any provision of this Agreement.

12. WAIVER

No waiver by any Party of a breach or non-performance of any provision or obligation of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision of this Agreement.

13. AMENDMENT

This Agreement is the entire Agreement of the Parties with respect to the subject matter hereof, supersedes all prior agreements and understandings, oral or written, relating to the subject matter hereof, and may not be amended, supplemented, or modified except by written instrument executed by each Party hereto.

14. GOVERNING LAW AND BINDING EFFECT

The validity, construction, interpretation or performance of this Agreement shall be governed by the laws of the State of Delaware applicable to contracts made and to be wholly performed within that state (excluding the conflict of laws provisions thereof).

15. ASSIGNMENT

This Agreement may not be assigned by any Party without the prior written consent of the other Party. This Agreement shall be binding upon and inure to the benefit of the Parties’ representatives, successors, heirs, and permitted assigns, as applicable. A change in control shall not be construed to be an assignment.

16. NOTICES

All notices or other communications provided for herein shall be in writing and shall be deemed to have been duly given if delivered by personal delivery or overnight commercial courier or by certified or registered first-class mail, postage prepaid, return receipt requested, to the Party entitled to such notice by the other Party to this Agreement. Any notice shall be deemed given on the date it is received by the Parties to whom it is addressed. As of the date of this Agreement, all correspondences shall be sent to the following addresses:

If to Sub-Distributor:
Foreside Fund Services, LLC
Attention: Legal Department
Three Canal Plaza, Suite 100
Portland, ME 04101
Phone:      (207) 553-7110
Facsimile: (207) 553-7151

If to Distributor:
Breakwater Group LLC
Attention: Greg Jakubowsky
350 Madison Avenue
New York, NY 10017
Telephone: (212) 716-6570
E-mail: gjakubwosky@alkeoncapital.com

17. COUNTERPARTS

This Agreement may be executed by facsimile and in one or more counterparts each of which shall constitute an original but all which taken together shall constitute one and the same document.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

Breakwater Group LLC

By:	/s/ Greg Jakubowsky
Name: Greg Jakubowsky Title: Chief Executive Officer

Foreside Fund Services, LLC

By:	/s/ Mark Fairbanks
Mark A. Fairbanks, Vice President

Exhibit A

COMPENSATION

Fees for the Services

Fees for Sub-Distribution Services	Rate
Sub-Distribution Services for the ACAP Strategic Fund
Note: Recurring Fees will be due and payable monthly in arrears. Recurring fees shall be reviewed with the client after six months to determine whether any fee amendment (increase/decrease) is appropriate in light of the scope of services being rendered.

Out-Of-Pocket and Related Expenses

The Distributor shall also reimburse the Sub-Distributor for reasonable out-of-pocket and ancillary expenses incurred in the provision of services pursuant to this Agreement, including but not limited to the following:

(i)	communications;
(ii)	postage and delivery services;
(iii)	record storage and retention;
(iv)	reproduction; and
(v)	any other expenses incurred in connection with the provision of the services pursuant to this Agreement.